Exhibit 10.12(c)
EOG Resources, Inc.
Second Amended and Restated Annual Bonus Plan

1. Purpose of the Plan. The Second Amended and Restated Annual Bonus Plan (the “Plan”) of EOG Resources, Inc. (the “Company”) is designed to enhance the Company’s ability to attract, reward and retain highly qualified employees and provide additional financial incentives to employees to promote the success of the Company.

2. Eligibility. Eligibility under the Plan is limited to (i) active regular full-time and active regular part-time employees of the Company who are on the Company’s payroll when bonus payments for a calendar year are made, (ii) certain terminated employees of the Company (regular full-time or regular part-time) as provided in Section 6 and (iii) employees of the Company (regular full-time or regular part-time) whose unpaid leave of absence or absence treated as “paid hours not worked” (or similar treatment/coding) includes the payment date for bonuses for a calendar year as provided in Section 7 (each, a “Participant” and, collectively, “Participants”).

3. Administration. The Plan shall be administered by the Compensation and Human Resources Committee of the Board of Directors of the Company (the “Plan Administrator”), which shall have the exclusive right, power and authority, in its sole and absolute discretion, to administer the Plan and all related Plan documents. The Plan Administrator is fully authorized and empowered to take any and all actions which it deems necessary or appropriate to administer the Plan, including, without limitation, the authority to (i) interpret the Plan, (ii) determine the applicable performance goals and bonus opportunities for each Participant and (iii) determine bonus awards for each Participant. The Plan Administrator may, however, delegate to any of the executive officers of the Company (as determined by the Board of Directors of the Company for purposes of Regulation S-K) the authority to determine the applicable performance goals, bonus opportunities and bonus awards in accordance with the terms of the Plan for, and make related interpretations of the Plan in respect of, Participants who are not executive officers of the Company. Additionally, the Plan Administrator may, from time to time, adopt (or cause to be adopted) such rules, regulations, definitions and forms consistent with the provisions of the Plan as they may deem advisable to carry out and administer the Plan. All interpretations and actions taken by the Plan Administrator (or by an executive officer pursuant to a delegation of authority from the Plan Administrator as contemplated by this Section 3) in connection with the administration of the Plan shall be final, conclusive and binding on all persons having an interest in the Plan.

4. Performance Goals, Bonus Opportunities and Bonus Awards. Performance goals, bonus opportunities and bonus awards for a calendar year shall be determined in the sole discretion of the Plan Administrator (subject to the authority of the Plan Administrator, pursuant to Section 3, to delegate to any of the executive officers of the Company the authority to determine (in accordance with the terms of the Plan) the applicable performance goals, bonus opportunities and bonus awards for Participants who are not executive officers of the Company). Performance goals may be based on

Company-wide financial, operational and/or strategic performance measures; financial, operational and/or strategic performance of one or more business units of the Company; personal performance goals for a Participant; and/or such other goals as may be determined by the Plan Administrator. The applicable performance goals for a calendar year may differ among Participants. Except as is provided in Section 6 in respect of the eligibility of certain terminated employees to receive a prorated bonus for a calendar year, the awarding of bonuses for a calendar year under the Plan shall be in the sole discretion of the Plan Administrator based on the attainment of the applicable performance goals for the year and other factors as they may determine in their sole discretion. Notwithstanding any provision of the Plan to the contrary, in no event shall the annual bonus awarded to an executive officer of the Company for a calendar year, inclusive of individual performance considerations, exceed 200% of such executive officer’s then-applicable bonus target percentage (as previously determined by the Plan Administrator).

5. Form and Timing of Payment. Bonuses awarded pursuant to the Plan to any Participant shall be paid on or before March 15 of the year following the end of the applicable calendar year for which the applicable performance goals were measured. Bonuses awarded shall be paid in cash or, at the discretion of the Plan Administrator, in the form of restricted stock or restricted stock units (collectively, “Stock”) awarded under the terms of the Company’s 2021 Omnibus Equity Compensation Plan (or a successor plan), or in any combination of cash and Stock. In addition, the Plan Administrator may permit Participants who are eligible to participate in the Company’s 409A Deferred Compensation Plan (or a successor or similar deferral plan sponsored by the Company, if any) the option to defer the receipt of a cash bonus awarded pursuant to the Plan in accordance with the terms of such deferral plan. Bonuses under the Plan are discretionary, not guaranteed wages, and shall not be considered vested or determinable until paid. Nothing under the Plan shall be construed to create an enforceable right to payment of a bonus.

6. Termination of Employment. Notwithstanding any other provision of the Plan and for the avoidance of doubt, in the event that a Participant’s employment with the Company terminates due to voluntary termination or involuntary termination for performance reasons or for cause prior to the payment date for bonuses for a calendar year, the Participant shall not be eligible to receive a bonus for such calendar year. In the event that a Participant’s employment with the Company is terminated due to involuntary termination for any reason other than for cause or performance reasons, death, disability, or Company-approved retirement prior to the payment date for bonuses for a calendar year, such Participant shall be eligible (subject to the other provisions of this Section 6) to receive a prorated bonus, payable in cash, based on the number of days of active employment in the calendar year and the Participant’s base pay and bonus target percentage as of the date of such termination. The payment of such a prorated bonus shall (i) not require the approval of the Plan Administrator (contemplated by Section 4), (ii) be in the sole discretion of the principal executive officer of the Company (or, in his absence, the principal operating officer of the Company) (including the option for the Participant to defer the receipt of such prorated bonus in accordance with a Company deferral plan), (iii) require acceptance and execution by the Participant of such form of waiver and release as may be deemed appropriate by the Company in its sole discretion and (iv) if so approved, be made not later than two and one-half months from the effective date of such termination; provided, however, as contemplated by Section 4, that if the Participant is an executive officer of the Company, such payment shall require the approval of, and shall be in the sole discretion of, the Plan Administrator. For the avoidance of doubt, and as is provided in Section 5, nothing in this Section 6 shall be construed to create an enforceable right to payment of such a prorated bonus; prorated bonuses pursuant to this Section 6 shall be discretionary, not guaranteed wages, and shall not be considered vested or determinable until paid.

7. Active Employment; Unpaid Leaves of Absence; Other Absence. Notwithstanding any other provision of the Plan, a Participant’s bonus in respect of a calendar year shall be based on his/her number of days of active employment in such calendar year. For the avoidance of doubt, an unpaid leave of absence or absence treated as “paid hours not worked” (or similar treatment/coding) does not constitute “active employment” for purposes of the Plan. Accordingly, any days during a calendar year during which a Participant is on an unpaid leave of absence or an absence treated as “paid hours not worked” (or similar treatment/coding) shall be taken into account (and shall not be counted) in determining the amount of such Participant’s bonus for such calendar year.

Further, if a Participant is an active employee of the Company (regular full-time or regular part-time) for all or part of a calendar year and, subsequent to such calendar year-end, commences an unpaid leave of absence or absence treated as “paid hours not worked” (or similar treatment/coding) that includes the payment date for bonuses for such calendar year, the Participant shall nevertheless be eligible to receive a bonus for such calendar year based on his/her number of days of active employment in such calendar year.

8. Unfunded Nature of the Plan. The Plan shall constitute an unfunded, unsecured obligation of the Company to make bonus payments from its general assets in accordance with the provisions of the Plan. The establishment of the Plan shall not be deemed to create a trust. No Participant shall have any security or other interest in any assets of the Company.

9. Prohibition Against Assignment or Encumbrance. No right, title, interest or benefit hereunder shall ever be liable for, or charged with, any of the torts or obligations of a Participant, or be subject to seizure by any creditor of a Participant or any person claiming under a Participant. No Participant, nor any person claiming under a Participant, shall have the power to sell, transfer, pledge, anticipate or dispose of any right, title, interest or benefit hereunder in any manner until the same shall have been actually distributed free and clear of the terms of the Plan.

10. Plan Not an Employment Contract. Nothing in the adoption, implementation or provisions of the Plan shall confer on any Participant any right to continued employment by the Company or affect in any way the right of the Company to terminate a Participant’s employment.

11. Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination and/or indemnities or severance payments, welfare or other benefit plan of the Company or of any subsidiary or affiliate of the Company, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

12. Clawback Policy. Bonus payments received by a Participant under the Plan shall be subject to the Company’s Policy for the Recovery of Erroneously Awarded Compensation (effective October 2, 2023) (as the same may be amended from time to time, and including any successor policy), to the extent the Participant is or becomes subject to such policy.

13. Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted, and the Company shall have the privilege and opportunity to correct and remedy such questions of illegality or invalidity by amendment as provided in the Plan.

14. Withholding of Taxes. The Company shall have the right to deduct from any payment made under the Plan any foreign, federal, state or local taxes required by law to be withheld with respect to such payments.

15. Applicable Law. The Plan shall be governed and construed in accordance with the laws of the State of Texas, except to the extent such laws are preempted by an applicable federal law.

16. Rights of Company. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which arrangements may be either generally applicable or applicable only in specific cases.

17. Effective Date. The Plan is adopted and effective as of January 1, 2024 and supersedes and replaces, in its entirety and with effect from January 1, 2024, that certain Amended and Restated Annual Bonus Plan of the Company adopted and effective as of January 1, 2022. The Plan shall apply to, and be effective beginning with, the bonus awards paid in respect of fiscal year 2024 performance.

18. Amendment and Termination of the Plan. The Plan Administrator may modify or terminate the Plan at any time without prior notice to, or the consent of, Participants.
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